Exhibit 99.1

For Immediate Release	[TRUSTREET PROPERTIES LOGO]

For information contact: Liz Kohlmyer Director of Communications (407) 540-2221	NYSE: TSY

TRUSTREET PROPERTIES, INC. ANNOUNCES THE RESIGNATION

OF ROBERT J. STETSON FROM THE BOARD OF DIRECTORS

Orlando, Fla. – February 24, 2006 – Trustreet Properties, Inc. (NYSE: TSY) announces that Robert J. Stetson has resigned from the company’s board of directors effective February 20, 2006. Mr. Stetson served as chief executive officer of U.S. Restaurant Properties, one of Trustreet’s predecessor companies, from June 2001 – February 2005. He became a member of Trustreet’s board of directors when the company was formed in February 2005.

“The demands on my time make it difficult for me to continue as a member of the board,” said Mr. Stetson. “I wish Jim Seneff, Curtis McWilliams and the remainder of the board all the best.”

“On behalf of all of our employees and shareholders, I would like to thank Bob for the significant contributions he has made to Trustreet, and we wish him success in all of his future endeavors,” said James M. Seneff, Jr., chairman of the board of Trustreet Properties.

About Trustreet

Trustreet Properties, Inc. (pronounced trust – street) is the largest self-advised restaurant real estate investment trust (REIT) in the United States. Trustreet, traded on the NYSE under the ticker symbol TSY, provides a complete range of financial, real estate and advisory services to operators of national and regional restaurant chains. For more information, visit www.trustreet.com.

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450 South Orange Avenue > Orlando, FL 32801-3336